Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated May 12, 2021 (August 19, 2021 as to the effects of the reverse stock split described in Note 1 and the effects of the amendment to the 2013 Plan in addition to the adoption of the RenovoRx, Inc. 2021 Omnibus Equity Incentive Plan described in Note 9) relating to the financial statements of RenovoRx, Inc. included in its Annual Report on Form 10-K for the year ended December 31, 2020, filed with the U.S. Securities and Exchange Commission. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Frank, Rimerman + Co. LLP

San Francisco, California

November 10, 2022